Exhibit (n)(1)

Multiple Class of Shares Plan

For

Spartan Index Funds Listed on Schedule A

Dated May 20, 2009

This Multiple Class of Shares Plan (the "Plan"), when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act") for the portfolios (each, a "Fund") of the respective Fidelity Trusts (each, a "Trust") as listed above.

1. Classes Offered. Each Fund may offer up to three classes of its shares: Class F, Investor Class, and Fidelity Advantage Class (each, a "Class").

2. Class Eligibility. Class F, Investor Class, and Fidelity Advantage Class are subject to the respective eligibility requirements set forth below. If a Fund has not previously issued separate classes of shares, all of its currently outstanding shares will be designated as Investor Class shares.

A. Class F

i. Class F shares are only available for purchase by mutual funds for which Fidelity Management and Research Company or an affiliate serves as investment manager.

B. Investor Class

i. Investor Class shares generally require a minimum initial purchase and ongoing balance of $10,000.

ii. There is no minimum balance or initial or subsequent purchase minimum for the following investments in Investor Class of a Fund :

(a) For All Funds (except Spartan 500 Index Fund): Investor Class shares held by employee benefit plans (including Fidelity sponsored 403(b) arrangements but excluding SIMPLE IRAs, SEP IRAs and the Fidelity Retirement Plan) having more than 50 eligible employees or a minimum of $1,000,000 in plan assets that have at least some portion of their assets invested in mutual funds advised by Fidelity Management & Research Company ("FMR") and which are marketed and distributed directly to plan sponsors and participants without any assistance or intervention from any intermediary distribution channel;

(b) For All Funds (except Spartan 500 Index Fund): Investor Class shares held in a Fidelity Traditional IRA or Fidelity Rollover IRA bought with the proceeds of a distribution or transfer from an employee benefit plan as described above, provided that at the time of the distribution or transfer, the employee benefit plan satisfies the requirements described above;

(c) For Spartan 500 Index Fund: Investor Class shares held by certain Fidelity retirement accounts funded through salary deduction, or fund positions opened with the proceeds of distributions from such retirement accounts;

(d) For All Funds: Investor Class shares held by a mutual fund or a qualified tuition program for which FMR or an affiliate serves as investment manager.

C. Fidelity Advantage Class

i. Investment Minimums. Fidelity Advantage Class shares generally require a minimum initial purchase and ongoing balance as described below:

(a) Fidelity Advantage Class shares held by individual investors are subject to a $100,000 minimum per Fund at the time of purchase. For individual accounts maintained by FMR or its affiliates and for omnibus accounts for which FMR provides recordkeeping services, FMR will monitor account balances at the individual account level.

(b) Fidelity Advantage Class shares held by employer-sponsored retirement plans (including profit sharing, 401(k) and 403(b) plans) are subject to a $100 million investment minimum per Fund at the plan level.

(c) Fidelity Advantage Class shares may be held by a qualified wrap program. A qualified wrap program is (1) a program whose adviser certifies that it has investment discretion over $100 million or more in client assets invested in mutual funds at the time of certification; (2) a program in which the adviser directs transactions in accounts participating in the program in concert with changes in a model portfolio; and (3) is managed by an adviser who agrees to give FMR sufficient information to permit FMR to identify the individual accounts in the wrap program.

ii. Omnibus Accounts

(a) FMR will require that an intermediary holding Fidelity Advantage Class shares in an omnibus account certify that it will be able to offer Fidelity Advantage Class shares in accordance with the terms of this 18f-3 plan and the Fund's prospectus. Intermediaries may include, but are not limited to, broker-dealers, institutional accounts, insurance, bank trust, third-party administrators and registered investment advisors.

3. Distribution and Service Arrangements. Class F, Investor Class, and Fidelity Advantage Class shares shall each have a different arrangement for shareholder services or the distribution of securities or both.

A. Distribution and Service Arrangements.

i. Investor Class shares shall be entitled to all services provided to Fidelity fund shareholders.

ii. Fidelity Advantage Class shares shall be entitled to all services provided to Fidelity fund shareholders. In addition, Fidelity Advantage Class shares shall be entitled to additional services, including but not limited to: Premier Service or its equivalent for individual investors; services provided to plans or plan shareholders for large employer-sponsored retirement plan shareholders, including but not limited to plan expense reimbursement, educational materials, web-based guidance, and other services provided to participants in Fidelity's large plan segment; and wrap provider services provided to participants in qualified wrap programs.

4. Redemption Fee. Class F, Investor Class, and Fidelity Advantage Class shares shall be subject to a redemption fee (short-term trading fee) as set forth in Schedule A to this Plan and further described in each Fund's prospectus.

5. Allocations. Income, gain, loss, and expenses shall be allocated under this Plan as follows:

A. Class Expenses: The following expenses shall be allocated exclusively to the applicable specific class of shares: transfer agent fees. Class level expenses may be waived, limited, or reimbursed by a Fund's investment adviser or any of its affiliates, in accordance with Rule 18f-3.

B. Fund Income, Gain, Loss, and Expenses: Income, gain, loss and expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated daily to each Class of an equity fund in a manner consistent with Rule 18f-3(c)(1)(i) and to each Class of a fixed-income fund in a manner consistent with Rule 18f-3(c)(1)(iii). As necessary to limit class net asset value per share divergences and ensure that the annualized rates of return of the classes generally differ only to the extent of the expense differentials among the classes, dilution caused by share purchases and redemptions, booking of trades, and accrual of expenses based on prior-day net assets shall be allocated to each class based on relative net assets.

C. Annual Index Fund Fee: Each Class shall charge an annual index fund fee of $10.00 per position for account balances below $10,000 at the time of the December distribution. The index fund fee shall not apply to assets held in accounts that are exempt from minimum initial investment and ongoing balance requirements.

D. Distribution and Shareholder Service Arrangements. Each Class shall arrange for the provision of (and, if applicable, pay any expenses related to) the distribution and shareholder services arrangements related to that Class.

6. Conversion Privileges. All conversions pursuant to this paragraph 6 shall be made on the basis of the relative net asset values of the two Classes, without the imposition of any sales load, fee, or other charge.

A. Voluntary Conversions:

i. Conversion into Fidelity Advantage Class. Shares of Investor Class may be converted into Fidelity Advantage Class shares, provided that following the conversion the shareholder meets applicable eligibility requirements for Fidelity Advantage Class, and is entitled to receive services consistent with Fidelity Advantage Class shares. Shareholders eligible for Fidelity Advantage Class may opt to remain in Investor Class shares.

ii. Conversion into Investor Class. Shares of Fidelity Advantage Class may be converted into Investor Class shares at the election of the Fidelity Advantage Class shareholder, provided that following the conversion the shareholder meets applicable eligibility requirements for Investor Class and is entitled to receive services consistent with Investor Class shares.

B. Involuntary Conversion into Investor Class. Investors that no longer meet the eligibility requirements for Fidelity Advantage Class may have their shares converted into Investor Class shares. Any such conversion will be preceded by written notice to the investor.

7. Exchange Privileges.

A. Class F: Shares of Class F may not be exchanged for shares of any class of a Fidelity Fund.

B. Investor Class: Shares of Investor Class may be exchanged for shares of (i) any other Spartan Index Fund: Investor Class; (ii) any other Spartan Index Fund: Fidelity Advantage Class; and (iii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds. Exchanges are subject to minimum investment limitations and other eligibility requirements of the applicable class of shares of each fund.

C. Fidelity Advantage Class: Shares of Fidelity Advantage Class may be exchanged for shares of (i) any other Spartan Index Fund: Fidelity Advantage Class; (ii) any other Spartan Index Fund: Investor Class; and (iii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds. Exchanges are subject to minimum investment limitations and other eligibility requirements of the applicable class of shares of each fund. A shareholder invested in Fidelity Advantage Class of a Fund may opt to exchange into the Investor Class of any other Spartan Index Fund.

8. Voting Rights. Each Class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

9. Effective Date of Plan. This Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not "interested persons" of the Trust, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each Class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

10. Amendment of Plan. Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not "interested persons" of the Trust, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each Class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

11. Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

12. Limitation of Liability. Consistent with the limitation of shareholder liability as set forth in each Trust's Declaration of Trust or other organizational document, any obligations assumed by any Fund or Class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant Fund and its assets, or Class and its assets, as the case may be, and shall not constitute obligations of any other Fund or Class of shares. All persons having any claim against a Fund, or any Class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or Class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, Class or Fund; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.